              OPPENHEIMER MULTI CAP VALUE FUND
         Supplement dated November 26, 2002 to the
Statement of Additional Information dated November 26, 2002

The Statement of Additional Information is changed as
follows:

1.    Class B, Class C, Class N and Class Y shares are
      not currently available for sale.

2.    The minimum initial purchase for Class A shares
      is $25,000 and the minimum subsequent investment is
      $5,000.  The minimum subsequent purchase amount
      through AccountLink is also $5,000.  The minimum
      initial and subsequent purchase amounts for
      retirement accounts are $5,000.

3.    No concessions are paid to brokers and
      dealers for the sale of Class A shares.  The
      distributor currently retains the entire sales charge.

4.    No Distribution or Service (12b-1) fee is
      currently paid on shares of the Fund.

5.    Federal Funds wires, PhoneLink, Internet
      access, automatic purchase, withdrawal plans and
      Networking through the National Securities Clearing
      Corporation are not available.

November 26,2002                                   PX0600.001